Exhibit 99.1
Perella Weinberg Partners Announces Effectiveness of Registration Statement for Its Exchange Offer and Consent Solicitation Relating to Its Warrants
New York, NY, August 15, 2022 - Perella Weinberg Partners (the “Company” or “PWP”) (NASDAQ: PWP), a leading global independent advisory firm, today announced that the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) registering Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company issuable as part of the Company’s previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding Public Warrants and Private Placement Warrants (each as defined below, and collectively, the "Warrants"), has been declared effective by the SEC. As a result, the Company does not expect or intend to extend the expiration date of the Offer, which is set to expire at one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, or such later time and date to which the Company may extend (the “Expiration Date”). The Company advises holders of Warrants who intend and are eligible to participate in the Offer to tender their Warrants as soon as possible, in the manner described in the Prospectus/Offer to Exchange, dated August 15, 2022 (the “Prospectus/Offer to Exchange”) and related offering materials previously distributed to each holder.
Previously Announced Terms of the Offer and Consent Solicitation
The Offer is being made to all holders of the Company’s Warrants, consisting of (i) the Warrants sold as part of the units in FinTech Acquisition Corp. IV’s (“FTIV”) initial public offering of FTIV’s securities on September 29, 2020 (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”) and (ii) the Warrants sold as part of the units in a private placement that occurred simultaneously with the IPO (the “Private Placement Warrants”). The Company is offering to all holders of the Warrants the opportunity to receive 0.20 shares of Class A Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the Offer. Pursuant to the Offer, the Company is offering up to an aggregate of 1,573,995 shares of its Class A Common Stock in exchange for the Warrants.
Concurrently with the Offer, the Company is also soliciting consents from holders of the Public Warrants to amend the warrant agreement that governs all of the Warrants (the “Warrant Agreement”) to permit the Company to require that each Warrant (including each Private Placement Warrant) that is outstanding upon the closing of the Offer be converted into 0.18 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 65% of the outstanding Public Warrants. Accordingly, the adoption of the Warrant Amendment will require the consent of holders of at least 65% of the outstanding Public Warrants. Parties representing approximately 45.9% of the Public Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement. Accordingly, if holders of an additional approximately 19.1% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions of the Offer are satisfied or waived, then the Warrant Amendment will be adopted. The offering period will expire at one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, or such later time and date to which the Company may extend, as described in the Company’s Schedule TO, dated July 22, 2022 (as may be amended, the “Schedule TO”) and Prospectus/Offer to Exchange. Tendered Warrants may be withdrawn by holders at any time prior to the Expiration Date. The Company’s obligation to complete the Offer is not conditioned on the tender of a minimum amount of Warrants.

The Offer and Consent Solicitation are being made pursuant to the Prospectus/Offer to Exchange and Schedule TO, each of which have been filed with the SEC and more fully set forth the terms and conditions of the Offer and Consent Solicitation.
The Company’s Class A Common Stock and its Public Warrants are listed on the Nasdaq Global Select Market under the symbols “PWP” and “PWPPW,” respectively. As of July 19, 2022, a total of 7,869,975 Warrants were outstanding, consisting of 7,666,642 Public Warrants and 203,333 Private Placement Warrants.
Citigroup Global Markets Inc. is acting as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (212) 723-7914. D.F. King & Co., Inc. is acting as the Information Agent for the Offer and Consent Solicitation, and American Stock Transfer & Trust Company, LLC is acting as the Exchange Agent. Requests for documents should be directed to D.F. King & Co., Inc. at (866) 342-4881 (for Warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: pwp@dfking.com.
About PWP
Perella Weinberg Partners is a leading global independent advisory firm, providing strategic and financial advice to a broad client base, including corporations, institutions, governments, sovereign wealth funds, and the financial sponsor community. The firm offers a wide range of advisory services to clients in the most active industry sectors and global markets. With approximately 600 employees, PWP currently maintains offices in New York, Houston, London, Calgary, Chicago, Denver, Los Angeles, Paris, Munich, and San Francisco.
Important Additional Information Has Been Filed with the SEC
The Offer described in this press release commenced on July 22, 2022. On July 22, 2022, a registration statement on Form S-4 and an exchange offer statement on Schedule TO, including an offer to exchange, a letter of transmittal and consent and related documents, were filed with the SEC by PWP, and on August 15, 2022, a final prospectus/offer to exchange was filed with the SEC by PWP. The offer to exchange the outstanding Warrants of PWP will only be made pursuant to the Prospectus/Offer to Exchange and Schedule TO, including related documents filed as a part of the exchange offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/OFFER TO EXCHANGE AND SCHEDULE TO FILED OR TO BE FILED WITH THE SEC CAREFULLY, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE EXCHANGE OFFER, INCLUDING THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to D.F. King & Co., Inc. at (866) 342-4881 (for Warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: pwp@dfking.com. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by PWP under the “Investors” section of PWP's website at investors.pwpartners.com.
No Offer or Solicitation
This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC and was declared effective on August 15, 2022. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.
None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, statements about the consummation of the Offer and Consent Solicitation and the entry into the Warrant Amendment. You can identify these forward-looking statements by the use of words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A further list and description of these risks, uncertainties and other factors can be found in the Company’s filings with the SEC, including the Company's Prospectus/Offer to Exchange, filed with the SEC on August 15, 2022, and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on July 7, 2022. These filings and subsequent filings are available online at www.sec.gov or on request from the Company.
Contacts
For Perella Weinberg Partners Investor Relations: investors@pwpartners.com
For Perella Weinberg Partners Media: media@pwpartners.com